Exhibit 99.1

FOR IMMEDIATE RELEASE

February 16, 2016

Contact:	Jill McMillan, Vice President of Communications and Investor Relations
Phone: (214) 721-9271
Jill.McMillan@enlink.com

ENLINK MIDSTREAM REPORTS FOURTH QUARTER AND
FULL YEAR 2015 RESULTS AND 2016 GUIDANCE

DALLAS, February 16, 2016 — The EnLink Midstream companies, EnLink Midstream Partners, LP (NYSE: ENLK) (the Partnership) and EnLink Midstream, LLC (NYSE: ENLC) (the General Partner), today reported  results for the fourth quarter of and full-year 2015 and 2016 Guidance.

Fourth Quarter 2015 — EnLink Midstream Partners, LP Financial Results

The Partnership realized adjusted EBITDA of $186.1 million and distributable cash flow of $148.8 million in the fourth quarter of 2015, compared with adjusted EBITDA of $122.0 million and distributable cash flow of  $93.0 million in the fourth quarter of 2014.

The Partnership’s net loss from continuing operations was $714.1 million and net cash provided by operating activities was $137.6 million in the fourth quarter of 2015, compared with net income from continuing operations of $91.2 million and net cash provided by operating activities of $99.1 million in the fourth quarter of 2014. The Partnership’s operating loss was $690.9 million in the fourth quarter of 2015 compared with operating income of $103.9 million in the fourth quarter of 2014. The net loss in the fourth quarter of 2015 was primarily due to a non-cash expense of $764.2 million related to goodwill and asset impairments.

The Partnership’s gross operating margin was $308.6 million in the fourth quarter of 2015 compared with gross operating margin of $303.7 million in the fourth quarter of 2014. Adjusted EBITDA, distributable cash flow and gross operating margin are explained in greater detail under “Non-GAAP Financial Information,” and reconciliations of these measures to their most directly comparable GAAP measures are included in the tables at the end of this news release.

“EnLink achieved solid results in 2015 despite the challenges facing the industry. We executed our strategic plan, delivered stable cash flows, and enhanced our asset positions in the best oil and gas producing basins,” said Barry E. Davis, EnLink President and Chief Executive Officer. “We know 2016 will require continued focus and execution. We plan to maximize cash flows from our assets, reduce costs, execute growth in core areas, and deliver best-in-basin services. We are committed to maintaining our financial strength and protecting our balance sheet.”

The Partnership’s operating and reporting segments are based principally upon geographic regions served and consist of the following: the Texas segment, which includes natural gas gathering, processing, transmission and fractionation operations located in north Texas and west Texas; the Louisiana segment, which includes pipelines, processing plants and NGL assets located in Louisiana; the Oklahoma segment, which includes natural gas gathering and processing operations located in Oklahoma; the Crude and Condensate segment, which includes rail, truck, pipeline, storage and barge facilities to deliver crude and condensate in the Ohio River Valley and Texas and brine disposal wells in the Ohio River Valley; and the corporate segment, which includes operating activity for intersegment eliminations and gains or losses from derivative activities.

Each business segment’s contribution to the fourth quarter 2015 gross operating margin compared with fourth quarter 2014, and the factors affecting those contributions, is described below:

•                  The Texas segment had a decrease in gross operating margin of $1.1 million for the three months ended December 31, 2015 compared to the three months ended December 31, 2014. This decrease was primarily attributable to declines in gross operating margin of $13.9 million resulting from volume declines in our North Texas gathering, processing, and transmission assets.  These declines were partially offset by increases in gross operating margin of $12.8 million from our Permian assets, which were primarily due to the Coronado, Matador and Deadwood acquisitions.

•                  The Oklahoma segment had an increase in gross operating margin of $3.9 million for the three months ended December 31, 2015 compared to the three months ended December 31, 2014. Approximately $2.4 million of this increase is the result of insurance proceeds received related to business interruption coverage on the Cana Plant shut-down, which occurred during the second quarter of 2015. The remainder is primarily attributable to increased volumes in the Cana system.

•                  The Louisiana segment had an increase in gross operating margin of $9.5 million for the three months ended December 31, 2015 as compared to the three months ended December 31, 2014. This increase was primarily driven by an increase in fractionated volumes which contributed $10.6 million. In addition, the Gulf Coast assets acquired from Chevron contributed another $2.4 million. These increases were partially offset by a decrease in gross operating margin of $2.2 million in our Louisiana natural gas processing and transmission assets primarily due to price declines and declines in revenues from firm transportation agreements.

•                  The Crude and Condensate segment had an increase in gross operating margin of $13.9 million for the three months ended December 31, 2015 as compared to the three months ended December 31, 2014.  This increase is primarily attributable to the acquisition of the LPC assets in the Permian Basin in January 2015, which contributed $12.7 million. In addition, there was an increase in gross operating margin related to the Victoria Express drop-down transaction in the Eagle Ford of $1.3 million. Gross operating margin from the Ohio River Valley operations increased by $2.8 million due to the commercial start-up of five compression and condensate stabilization stations completed since the fourth quarter of 2014. These increases were partially offset by a decrease of gross operating margin of $2.9 million due to the early termination of a contract in June 2015.

•                  The Corporate segment had a decrease in gross operating margin of $21.3 million for the three months ended December 31, 2015 compared to the three months ended December 31, 2014. The decrease was due to reduced gains attributable to derivative activities in 2015.

The Partnership’s fourth quarter 2015 operating expenses were $107.3 million, an increase of $24.0 million from the fourth quarter of 2014. General and administrative expenses for the fourth quarter of 2015 increased by $0.3 million from the fourth quarter of 2014. Depreciation and amortization expense for the fourth quarter of 2015 increased by $13.1 million from the fourth quarter of 2014. These increases were primarily due to the acquisitions of LPC, Coronado, the Victoria Express pipeline and the Gulf Coast assets acquired from Chevron.  Net interest expense for the fourth quarter of 2015 increased by $14.7 million from the fourth quarter of 2014 primarily due to an increase in long-term borrowings.

Net loss per limited partner common unit for the fourth quarter of 2015 was $2.17 per common unit compared with net income of $0.21 per common unit for the fourth quarter of 2014.

Fourth Quarter 2015 — EnLink Midstream, LLC Financial Results

The General Partner reported a net loss of $723.4 million for the fourth quarter of 2015 compared with net income of $75.6 million in the fourth quarter of 2014. The net loss in the fourth quarter of 2015 was primarily due to the previously mentioned non-cash expense of $764.2 million related to goodwill and asset impairments. The General Partner’s cash available for distribution was $47.8 million in the fourth quarter of 2015 compared with cash available for distribution of $66.3 million in the fourth quarter of 2014. The year-over-year decline in cash available for distribution was primarily due to the drop-down of EnLink Midstream Holdings to the Partnership that was completed in 2015. The resulting distribution coverage ratio for the fourth quarter of 2015 was approximately 1.04x on the declared distribution of $0.255 per General Partner unit. Cash available for distribution is explained in greater detail under “Non-GAAP Financial Information,” and a reconciliation of this measure to its most directly comparable GAAP measure is included in the tables at the end of this news release.

Full Year 2015 — EnLink Midstream Partners, LP Financial Results

The Partnership realized adjusted EBITDA of $678.3 million, a net loss from continuing operations of $1,378.2 million, net cash provided by operating activities of $645.6 million and distributable cash flow of $529.3 million in 2015. The net loss in 2015 was primarily due to a non-cash expense of $1,563.4 million related to goodwill and asset impairments.

The Partnership’s gross operating margin was $1,206.8 million in 2015. The Partnership’s operating loss was $1,297.4 million in 2015. Each business segment’s contribution to the 2015 gross operating margin is below:

•                  The Texas segment contributed $588.0 million of gross operating margin.

•                  The Louisiana segment contributed $272.7 million of gross operating margin.

•                  The Oklahoma segment contributed $169.1 million of gross operating margin.

•                  The Crude and Condensate segment contributed $167.6 million of gross operating margin.

•                  The Corporate segment contributed $9.4 million of gross operating margin.

The Partnership’s 2015 operating expenses, excluding non-cash impairments, were $419.9 million; general and administrative expenses were $132.4 million; depreciation and amortization expense was $387.3 million; and net interest expense was $102.5 million. The net loss per limited partner common unit for 2015 was $4.66.

Full Year 2015 — EnLink Midstream, LLC Financial Results

The General Partner reported a net loss of $1,409.7 million in 2015. The net loss was primarily due to a non-cash expense of $1,563.4 million related to goodwill and intangible impairments. The General Partner’s cash available for distribution was $199.3 million, which resulted in a 1.17x coverage ratio on the declared distribution of $1.005 for 2015.

EnLink Midstream Provides 2016 Guidance

EnLink Midstream’s 2016 Guidance expectations are shown in the table below. EnLink Midstream currently forecasts to have 2016 consolidated adjusted EBITDA of approximately $770 million, assuming West Texas Intermediate (WTI) crude oil prices average $43.75 and Henry Hub natural gas prices average $2.50 for the year. Assuming the achievement of 2016 guidance set out in the table below, the Partnership forecasts that it will generate sufficient distributable cash flow to support 2016 annual distributions of approximately $1.56 per unit of the Partnership, which would allow for a distribution coverage ratio of approximately 1.0x. The General Partner forecasts that it could pay 2016 annual distributions of approximately $1.02 per unit of the General Partner, which would allow for a distribution coverage ratio of approximately 1.1x. The General Partner distribution forecast assumes the receipt of per unit distributions from the Partnership consistent with the guidance stated above. The payment and amount of distributions will be subject to approval by the Boards of Directors of the Partnership and General Partner and to economic conditions and other factors existing during the time of determination.

EnLink Midstream
Guidance for Total Year 2016

(All amounts in millions except percentages, ratios and per unit amounts)

2016 Guidance
EnLink Midstream Consolidated
Adjusted EBITDA	$720 - $800
Percentage of gross operating margin from fee-based contracts	~ 95%
Growth capital expenditures	$445 - $570
Maintenance capital expenditures	~ $35

EnLink Midstream Partners, LP
Adjusted EBITDA	$715 - $795
Distributable cash flow	$545 - $625
ENLK annual distributions per unit	$1.56
Distribution coverage ratio	~ 1.0x

EnLink Midstream, LLC
Cash available for distribution	~ $205
Cash taxes	~ $2
ENLC annual distributions per unit	$1.02
Distribution coverage ratio	~ 1.1x

Note: Guidance range assumes 2016 average WTI crude oil prices range from $27.50 to $60 per barrel and 2016  average Henry Hub natural gas prices range from $2 to $4 per MMBtu.

The foregoing guidance for 2016 is estimated and, accordingly, remains subject to changes that could be significant. See the section titled “Forward-Looking Statements” of this press release. Adjusted EBITDA, growth capital expenditures, maintenance capital expenditures, distributable cash flow and cash available for distribution are non-GAAP financial measures and are explained in greater detail under “Non-GAAP Financial Information.”

The assumptions and estimates underlying the forecasted financial information included in the guidance information in this press release are inherently uncertain and, though considered reasonable by the EnLink Midstream management team as of the date of its preparation, are subject to a wide variety of significant business, economic, and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the forecasted financial information. Accordingly, there can be no assurance that the forecasted results are indicative of EnLink Midstream’s future performance or that actual results will not differ materially from those presented in the forecasted financial information. Inclusion of the forecasted financial information in this press release should not be regarded as a representation by any person that the results contained in the forecasted financial information will be achieved.

EnLink Midstream to Hold Earnings Conference Call on February 17, 2016

EnLink Midstream, LLC (NYSE: ENLC) (the General Partner) and EnLink Midstream Partners, LP (NYSE: ENLK) (the Partnership) will hold a conference call to discuss 2015 financial results and 2016 Guidance on Wednesday, February 17, 2016, at 9:00 a.m. Central time (10:00 a.m. Eastern time). EnLink will post an operations report to its website at www.enlink.com after market close on February 16. The dial-in number for the call is 1-855-656-0924. Callers outside the United States should dial 1-412-542-4172. Participants can also preregister for the conference call by navigating to http://dpregister.com/10079411 where they will receive their dial-in information upon completion of their preregistration.

Interested parties can access an archived replay of the call on the Investors page of EnLink Midstream’s website at www.enlink.com.

About the EnLink Midstream Companies

EnLink Midstream is a leading, integrated midstream company with a diverse geographic footprint and a strong financial foundation, delivering tailored customer solutions for sustainable growth. EnLink Midstream is publicly traded through two entities: EnLink Midstream, LLC (NYSE: ENLC), the publicly traded general partner entity, and EnLink Midstream Partners, LP (NYSE: ENLK), the master limited partnership.

EnLink Midstream’s assets are located in many of North America’s premier oil and gas regions, including the Barnett Shale, Permian Basin, Cana-Woodford Shale, the STACK, Arkoma-Woodford Shale, Eagle Ford Shale, Haynesville Shale, Gulf Coast region, Utica Shale and Marcellus Shale. Based in Dallas, Texas, EnLink Midstream’s assets include over 9,800 miles of gathering and transportation pipelines, 18 processing plants with 3.8 billion cubic feet per day of processing capacity, seven fractionators with 280,000 barrels per day of fractionation capacity, as well as barge and rail terminals, product storage facilities, purchase and marketing capabilities, brine disposal wells, an extensive crude oil trucking fleet and equity investments in certain private midstream companies.

Additional information about the EnLink companies can be found at www.enlink.com.

Non-GAAP Financial Information

This press release contains non-generally accepted accounting principle financial measures that we refer to as adjusted EBITDA, distributable cash flow, gross operating margin, growth capital expenditures, maintenance capital expenditures and the General Partner’s cash available for distribution. We define adjusted EBITDA as net income from continuing operations plus interest expense, provision for income taxes, depreciation and amortization expense, impairments, unit-based compensation, (gain) loss on noncash derivatives, transaction costs, distribution of equity investment and non-controlling interest and income (loss) from unconsolidated affiliates. We define distributable cash flow as net cash provided by operating activities plus adjusted EBITDA, net to EnLink Midstream Partners, LP, less interest expense, litigation settlement adjustment, interest rate swap proceeds, cash taxes and other, maintenance capital expenditures and the adjusted EBITDA of EnLink Midstream Holdings, LP (“Midstream Holdings” and for the period ended prior to March 7, 2014, “Predecessor”). Gross operating margin is defined as revenue minus the cost of sales. Cash available for distribution is defined as distributions due to the General Partner from the Partnership and the General Partner’s interest in adjusted EBITDA of Midstream Holdings (as defined herein), less maintenance capital, the General Partner’s specific general and administrative costs as a separate public reporting entity, the interest costs associated with the General Partner’s debt and current taxes attributable to the General Partner’s earnings. Growth capital expenditures generally include capital expenditures made for acquisitions or capital improvements that we expect will increase our asset base, operating income or operating capacity over the long-term.  Maintenance capital expenditures are capital expenditures made to replace partially or fully depreciated assets in order to maintain the existing operating capacity of the assets and to extend their useful lives.

The amounts included in the calculation of these measures are computed in accordance with generally accepted accounting principles (GAAP) with the exception of maintenance capital expenditures and the adjusted EBITDA of Midstream Holdings.  Adjusted EBITDA of Midstream Holdings is defined as Midstream Holdings’ earnings plus depreciation, provisions for income taxes and distribution of equity investment less income on equity investment.

The Partnership and General Partner believe these measures are useful to investors because they may provide users of this financial information with meaningful comparisons between current results and prior-reported results and a meaningful measure of the Partnership’s and the General Partner’s cash flow after it has satisfied the capital and related requirements of its operations.

Gross operating margin, adjusted EBITDA, distributable cash flow, maintenance capital expenditures, growth capital expenditures and cash available for distribution, as defined above, are not measures of financial performance or liquidity under GAAP. They should not be considered in isolation or as an indicator of the Partnership’s and the General Partner’s performance. Furthermore, they should not be seen as a substitute for metrics prepared in accordance with GAAP. Reconciliations of these measures to their most directly comparable GAAP measures are included in the following tables.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Although these statements reflect the current views, assumptions and expectations of our management, the matters addressed herein involve certain assumptions, risks and uncertainties that could cause actual activities, performance, outcomes and results to differ materially from those indicated. Such forward-looking statements include, but are not limited to, statements about future financial and operating results, guidance, projected or forecasted financial results, objectives, project timing, expectations and intentions and other statements that are not historical facts. Factors that could result in such differences or otherwise materially affect our financial condition, results of operations and cash flows include, without limitation,(a) the dependence on Devon for a substantial portion of the natural gas that we gather, process and transport, (b) developments that materially and adversely affect Devon or our other customers, (c) adverse developments in the midstream business may reduce our ability to make distributions, (d) our vulnerability to having a significant portion of our operations concentrated in the Barnett Shale, (e) the amount of hydrocarbons transported in our gathering and transmission lines and the level of our processing and fractionation operations, (f) impairments to goodwill, long-lived assets and equity method investments, (g) our ability to balance our purchases and sales, (h) fluctuations in oil, natural gas and NGL prices, (i) construction risks in our major development projects, (j) reductions in our credit ratings, (k) our debt levels and restrictions contained in our debt documents, (l) our ability to consummate future acquisitions, successfully integrate any acquired businesses, realize any cost savings and other synergies from any acquisition, (m) changes in the availability and cost of capital, (n) competitive conditions in our industry and their impact on our ability to connect hydrocarbon supplies to our assets, (o) operating hazards, natural disasters, weather-related delays, casualty losses and other matters beyond our control, (p) a failure in our computing systems or a cyber-attack on our systems, and (q) the effects of existing and future laws and governmental regulations, including environmental and climate change requirements and other uncertainties. These and other applicable uncertainties, factors and risks are described more fully in EnLink Midstream Partners, LP’s and EnLink Midstream, LLC’s filings with the Securities and Exchange Commission, including EnLink Midstream Partners, LP’s and EnLink Midstream, LLC’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Neither EnLink Midstream Partners, LP nor EnLink Midstream, LLC assumes any obligation to update any forward-looking statements.

(Tables follow)

EnLink Midstream Partners, LP

Selected Financial Data

(All amounts in millions except per unit amounts)

	Three Months Ended December 31,		Years Ended December 31,
	2015	2014	2015	2014
	(Unaudited)
Total revenues	$1,066.5	$1,000.2	$4,452.1	$3,507.8
Cost of sales	757.9	696.5	3,245.3	2,494.5
Gross Operating Margin	308.6	303.7	1,206.8	1,013.3
Operating costs and expenses:
Operating expenses	107.3	83.3	419.9	283.6
General and administrative	30.1	29.8	132.4	94.5
Depreciation and amortization	99.9	86.8	387.3	284.3
(Gain) loss on disposition of property	(2.0)	(0.1)	1.2	(0.1)
Impairments	764.2	—	1,563.4	—
Gain on litigation settlement	—	—	—	(6.1)
Total operating costs and expenses	999.5	199.8	2,504.2	656.2
Operating income (loss)	(690.9)	103.9	(1,297.4)	357.1
Other income (expense):
Interest expense, net of interest income	(31.0)	(16.3)	(102.5)	(47.4)
Income from unconsolidated affiliates	4.3	4.6	20.4	18.9
Gain on extinguishment of debt	—	—	—	3.2
Other income (expense)	0.1	0.3	0.8	(0.5)
Total other income (expense)	(26.6)	(11.4)	(81.3)	(25.8)
Income (loss) from continuing operations before non-controlling interest and income taxes	(717.5)	92.5	(1,378.7)	331.3
Income tax (provision) benefit	3.4	(1.3)	0.5	(22.0)
Net income from continuing operations	(714.1)	91.2	(1,378.2)	309.3
Discontinued operations:
Income from discontinued operations, net of tax	—	—	—	1.0
Discontinued operations, net of tax	—	—	—	1.0
Net income (loss)	(714.1)	91.2	(1,378.2)	310.3
Net loss attributable to the non-controlling interest	(0.1)	(0.4)	(0.4)	(0.2)
Net income (loss) attributable to EnLink Midstream Partners, LP	$(714.0)	$91.6	$(1,377.8)	$310.5
Predecessor interest in net income (loss) (1)	$—	$—	$—	$35.5
General partner interest in net income	$6.1	$41.4	$58.0	$138.3
Limited partners’ interest in net income (loss) attributable to EnLink Midstream Partners, LP	$(704.7)	$50.2	$(1,405.2)	$136.7
Class C partners’ interest in net loss attributable to EnLink Midstream Partners, LP	$(15.4)	$—	$(30.6)	$—
Net income (loss) attributable to EnLink Midstream Partners, LP per limited partners’ unit:
Basic common unit	$(2.17)	$0.21	$(4.66)	$0.59
Diluted common unit	$(2.17)	$0.21	$(4.66)	$0.59

(1)         Represents net income attributable to the Predecessor for the periods prior to March 7, 2014.

EnLink Midstream Partners, LP

Reconciliation of Net Income to Adjusted EBITDA and Distributable Cash Flow

(All amounts in millions except ratios and per unit amounts)

	Three Months Ended December 31,		Years Ended December 31,
	2015	2014	2015	2014
	(Unaudited)
Net income (loss) from continuing operations	$(714.1)	$91.2	$(1,378.2)	$309.3
Interest expense	31.0	16.3	102.5	47.4
Depreciation and amortization	99.9	86.8	387.3	284.3
Impairments	764.2	—	1,563.4	—
(Gain) loss on sale of property	(2.0)	(0.1)	1.2	(0.1)
Income from unconsolidated affiliate investments	(4.3)	(4.6)	(20.4)	(18.9)
Gain on extinguishment of debt	—	—	—	(3.2)
Distribution from unconsolidated affiliate investments	11.3	9.8	42.7	23.7
Stock-based compensation	7.1	6.7	35.7	22.2
Income tax provision (benefit)	(3.4)	1.3	(0.5)	22.0
Payments under onerous performance obligation offset to other current and long-term liabilities	(4.4)	(4.5)	(17.9)	(14.7)
Other (1)	1.8	(20.5)	19.0	(18.4)
Adjusted EBITDA before non-controlling interest	$187.1	$182.4	$734.8	$653.6
Non-controlling interest share of adjusted EBITDA	0.1	—	0.4	(0.2)
Transferred interest adjusted EBITDA (2)	(1.1)	(60.4)	(56.9)	(193.0)
Predecessor adjusted EBITDA (3)	—	—	—	(82.8)
Adjusted EBITDA	$186.1	$122.0	$678.3	$377.6
Interest expense	(31.0)	(15.2)	(102.5)	(46.3)
Non-cash adjustment for mandatorily redeemable non-controlling interest	0.3	—	(1.8)	—
Litigation settlement adjustment	—	—	—	(4.7)
Interest rate swap (4)	—	(3.6)	(3.6)	(3.6)
Cash taxes and other	(0.3)	(0.1)	(2.8)	(0.1)
Maintenance capital expenditures (5)	(6.3)	(10.1)	(38.3)	(21.5)
Distributable cash flow	$148.8	$93.0	$529.3	$301.4
Distribution Coverage	1.05x	0.92x	1.02x
Distributions declared per limited partner unit	$0.390	$0.375	$1.545	$1.470

(1)         Includes financial derivatives marked-to-market, accretion expense associated with asset retirement obligations, reimbursed costs from Devon and successful acquisition transaction costs.

(2)         Represents recast E2, Midstream Holdings and VEX adjusted EBITDA prior to the date of the drop down of the respective assets or interests from ENLC and Devon.

(3)         Represents Predecessor’s adjusted EBITDA for the period from January 1, 2014 through March 7, 2014.

(4)   During the second quarter of 2015 and fourth quarter of 2014, we entered into interest rate swap arrangements to mitigate our exposure to interest rate movements prior to our note issuances. The gains on settlements of the interest rate swaps were considered excess proceeds for the note issuance, and therefore, excluded from distributable cash flow.

(5)   Maintenance capital expenditures presented in our reconciliation to distributable cash flows above include only (i) our expenditures incurred at or after March 7, 2014 and (ii) our interest of the expenditures of Midstream Holdings incurred at or after March 7, 2014.  Maintenance capital expenditures prior to March 7, 2014 of $4.6 million were excluded from the reconciliation to distributable cash flow because they represent the cash flows of the Predecessor which were not available for distribution.  Prior to March 7, 2014 these assets were owned by Devon, and therefore, all cash flow from these assets was distributed to Devon.

EnLink Midstream Partners, LP

Reconciliation of Net Cash Provided by Operating Activities to Adjusted EBITDA

and Distributable Cash Flow

(All amounts in millions)

	Three Months Ended December 31,		Years Ended December 31,
	2015	2014	2015	2014
	(Unaudited)
Net cash provided by operating activities	$137.6	$99.1	$645.6	$479.4
Interest expense, net (1)	30.5	16.5	104.0	48.6
Unit-based compensation (2)	—	—	—	2.8
Current income tax	0.2	6.4	3.1	6.7
Distributions from unconsolidated affiliate investment in excess of earnings	6.8	3.3	21.1	10.9
Other (3)	0.3	1.9	10.7	3.5
Changes in operating assets and liabilities which provided cash:
Accounts receivable, accrued revenues, inventories and other	(95.7)	112.8	(201.6)	98.1
Accounts payable, accrued purchases and other (4)	107.4	(57.6)	151.9	3.6
Adjusted EBITDA before non-controlling interest	187.1	182.4	734.8	653.6
Non-controlling interest share of adjusted EBITDA	0.1	—	0.4	(0.2)
Transferred interest adjusted EBITDA (5)	(1.1)	(60.4)	(56.9)	(193.0)
Predecessor adjusted EBITDA (6)	—	—	—	(82.8)
Adjusted EBITDA, net to EnLink Midstream Partners, LP	186.1	122.0	678.3	377.6
Interest expense	(31.0)	(15.2)	(102.5)	(46.3)
Non-cash adjustment for mandatorily redeemable non-controlling interest	0.3	—	(1.8)	—
Litigation settlement adjustment	—	—	—	(4.7)
Interest rate swap (7)	—	(3.6)	(3.6)	(3.6)
Cash taxes and other	(0.3)	(0.1)	(2.8)	(0.1)
Maintenance capital expenditures (8)	(6.3)	(10.1)	(38.3)	(21.5)
Distributable cash flow	$148.8	$93.0	$529.3	$301.4

(1)         Net of amortization of debt issuance costs, discount and premium, and valuation adjustment for mandatorily redeemable non-controlling interest included in interest expense.

(2)         Represents Predecessor stock-based compensation contributed through equity and reflected in net distributions to Predecessor in cash flows from financing activities in the Consolidated Statements of Cash Flows.

(3)         Includes successful acquisition transaction costs and reimbursed employee costs from Devon and LPC.

(4)         Net of payments under onerous performance obligation offset to other current and long-term liabilities.

(5)         Represents recast E2, Midstream Holdings and VEX adjusted EBITDA prior to the date of the drop down of the respective assets or interests from ENLC and Devon as applicable.

(6)         Represents Predecessor’s adjusted EBITDA for the period from January 1, 2014 through March 7, 2014.

(7)         During the second quarter of 2015 and fourth quarter of 2014, we entered into interest rate swap arrangements to mitigate our exposure to interest rate movements prior to our note issuances. The gains on settlements of the interest rate swaps were considered excess proceeds for the note issuance, and therefore, excluded from distributable cash flow.

(8)         Maintenance capital expenditures presented in our reconciliation to distributable cash flows above include only (i) our expenditures incurred at or after March 7, 2014 and (ii) our interest of the expenditures of Midstream Holdings incurred at or after March 7, 2014.  Maintenance capital expenditures prior to March 7, 2014 of $4.6 million were excluded from the reconciliation to distributable cash flow because they represent the cash flows of the Predecessor which were not available for distribution.  Prior to March 7, 2014 these assets were owned by Devon, and therefore, all cash flow from these assets was distributed to Devon.

EnLink Midstream Partners, LP

Operating Data

	Three Months Ended December 31,		Years Ended December 31,
	2015	2014	2015	2014
Midstream Volumes:
Texas (1)
Gathering and Transportation (MMBtu/d)	2,806,500	2,899,000	2,849,600	2,958,000
Processing (MMBtu/d)	1,225,000	1,134,000	1,222,700	1,146,000
Louisiana (2)
Gathering and Transportation (MMBtu/d)	1,614,700	968,000	1,468,300	615,200
Processing (MMBtu/d)	574,300	526,000	506,100	547,000
NGL Fractionation (Gals/d)	5,994,400	5,448,000	5,771,500	3,804,300
Oklahoma (3)
Gathering and Transmission (MMBtu/d)	476,300	467,000	428,600	471,000
Processing (MMBtu/d)	442,000	420,000	359,600	442,000
Crude and Condensate (2)
Crude Oil Handling (Bbls/d)	140,300	17,700	131,500	26,300
Brine Disposal (Bbls/d)	3,900	3,700	3,900	4,700

(1)

Volumes include volumes per day based on 365 day period for the years ended December 31, 2015 and 2014 for Midstream Holdings operations. Volumes include volumes per day based on the 300 day period from March 7 to December 31, 2014 for the year ended December 31, 2014 for our legacy operations in Texas.

(2)

Volumes include volumes per day based on the 300 day period from March 7 to December 31, 2014 for the year ended December 31, 2014 for our legacy operations. Midstream Holdings does not have any operations in Louisiana or Ohio.

(3)

Volumes include volumes per day based on 365 day period for the years ended December 31, 2015 and 2014, respectively, for Midstream Holdings operations. We did not have any legacy operations in Oklahoma.

EnLink Midstream, LLC

Selected Financial Data

(All amounts in millions except per unit amounts)

	Three Months Ended December 31,		Years Ended December 31,
	2015	2014	2015	2014
	(Unaudited)
Total revenues	$1,066.5	$1,000.2	$4,452.1	$3,507.8
Cost of sales	757.9	696.5	3,245.3	2,494.5
Gross Operating Margin	308.6	303.7	1,206.8	1,013.3
Operating costs and expenses:
Operating expenses	107.3	83.3	419.9	283.6
General and administrative	31.2	30.4	136.9	97.3
Depreciation and amortization	99.9	85.7	387.3	284.3
Gain (loss) on disposition of property	(2.0)	(0.1)	1.2	(0.1)
Impairments	764.2	—	1,563.4	—
Gain on litigation settlement	—	—	—	(6.1)
Total operating costs and expenses	1,000.6	199.3	2,508.7	659.0
Operating income (loss)	(692.0)	104.4	(1,301.9)	354.3
Other income (expense):
Interest expense, net of interest income	(31.2)	(16.7)	(103.3)	(49.8)
Income from unconsolidated affiliates	4.3	4.6	20.4	18.9
Gain on extinguishment of debt	—	—	—	3.2
Other income (expense)	0.1	0.2	0.8	(0.5)
Total other income (expense)	(26.8)	(11.9)	(82.1)	(28.2)
Income (loss) from continuing operations before non-controlling interest and income taxes	(718.8)	92.5	(1,384.0)	326.1
Income tax provision	(4.6)	(16.9)	(25.7)	(76.4)
Net income (loss) from continuing operations	(723.4)	75.6	(1,409.7)	249.7
Discontinued operations:
Income (loss) from discontinued operations, net of tax	—	—	—	1.0
Discontinued operations, net of tax	—	—	—	1.0
Net income (loss)	(723.4)	75.6	(1,409.7)	250.7
Net income (loss) attributable to the non-controlling interest	(528.4)	46.2	(1,054.5)	126.7
Net income (loss) attributable to Enlink Midstream, LLC	$(195.0)	$29.4	$(355.2)	$124.0
Predecessor interest in net income (1)	$—	$—	$—	$35.5
Devon investment interest in net income (loss)	$1.1	$3.3	$1.8	$(2.0)
Enlink Midstream, LLC interest in net income (loss)	$(196.1)	$26.1	$(357.0)	$90.5
Net income (loss) attributable to Enlink Midstream, LLC per unit:
Basic common unit	$(1.18)	$0.16	$(2.17)	$0.55
Diluted common unit	$(1.18)	$0.16	$(2.17)	$0.55

(1)         Represents net income attributable to the Predecessor for the periods prior to March 7, 2014.

EnLink Midstream, LLC

Cash Available for Distribution

(All amounts in millions except ratios and per unit amounts)

	Three Months Ended December 31,		Years Ended December 31,
	2015	2014	2015	2014
	(Unaudited)
Distribution declared by ENLK associated with (1):
General partner interest	$0.6	$0.6	$2.4	$2.2
Incentive distribution rights	13.8	7.0	47.5	22.6
ENLK common units owned	34.5	6.5	104.5	24.8
Total share of ENLK distributions declared	$48.9	$14.1	$154.4	$49.6
Transferred interest EBITDA (2)	—	55.3	53.7	187.9
Total cash available	$48.9	$69.4	$208.1	$237.5
Uses of cash:
General and administrative expenses	(1.1)	(0.5)	(4.1)	(3.2)
Current income taxes (3)	0.1	2.9	0.1	(3.5)
Interest expense	(0.1)	(0.4)	(0.8)	(2.2)
Maintenance capital expenditures (4)	—	(5.1)	(4.0)	(11.0)
Total cash used	$(1.1)	$(3.1)	$(8.8)	$(19.9)
ENLC Cash Available for distribution	$47.8	$66.3	$199.3	$217.6

Distribution declared per ENLC unit	$0.255	$0.235	$1.005	$0.865
Cash distribution declared	$46.2	$38.8	$170.2
Distribution coverage	1.04x	1.71x	1.17x

(1)         Represents quarterly distributions paid to us on May 14, 2015, August 13, 2015, November 12, 2015 and distributions declared by ENLK and to be paid to ENLC on February 11, 2016 for the year ended December 31, 2015 and quarterly distributions paid to us on May 14, 2014, August 13, 2014, November 13, 2014 and February 12, 2015 for the year ended December 31, 2014.

(2)         Represents our interest in Midstream Holdings’ adjusted EBITDA prior to the Midstream Holdings Drop Downs.

(3)         Represents our stand-alone current tax expense.

(4)         Represents our interest in Midstream Holdings’ maintenance capital expenditures prior to the Midstream Holdings Drop Downs which is netted against the monthly disbursement of Midstream Holdings’ adjusted EBITDA per (2) above.

EnLink Midstream, LLC

Reconciliation of Net Income of ENLC to ENLC Cash Available for Distribution

(All amounts in millions)

	Three Months Ended December 31,		Years Ended December 31,
	2015	2014	2015	2014
	(Unaudited)
Net income (loss) of ENLC	$(723.4)	$75.6	$(1,409.7)	$249.7
Less: Net income attributable to ENLK	714.0	(91.6)	1,377.8	(310.5)
Net income (loss) of ENLC excluding ENLK	$(9.4)	$(16.0)	$(31.9)	$(60.8)
ENLC’s share of distributions from ENLK (1)	48.9	14.1	154.4	49.6
ENLC deferred income tax expense (2)	7.9	18.8	26.2	52.1
Maintenance capital expenditures (3)	—	(5.1)	(4.0)	(11.0)
Transferred interest EBITDA (4)	—	55.3	53.7	187.9
Other items (5)	0.4	(0.8)	0.9	(0.2)
ENLC cash available for distribution	$47.8	$66.3	$199.3	$217.6

(1)         Represents quarterly distributions paid to us on May 14, 2015, August 13, 2015, November 12, 2015 and distributions declared by ENLK and to be paid to ENLC on February 11, 2016 for the year ended December 31, 2015 and quarterly distributions paid to us on May 14, 2014, August 13, 2014, November 13, 2014 and February 12, 2015 for the year ended December 31, 2014.

(2)         Represents our stand-alone deferred taxes.

(3)         Represents our interest in Midstream Holdings’ maintenance capital expenditures prior to the Midstream Holdings Drop Downs, which is netted against the monthly disbursement of Midstream Holdings’ adjusted EBITDA.

(4)         Represents our interest in Midstream Holdings’ adjusted EBITDA prior to the Midstream Holdings Drop Downs.

(5)         Represents E2’s adjusted EBITDA with respect to 2014 and other non-cash items not included in cash available for distributions.